EXHIBIT 10.10

JOINT CODE OF ETHICS

FOR

PENNANTPARK FLOATING RATE CAPITAL LTD.

PENNANTPARK INVESTMENT CORPORATION

PENNANTPARK PRIVATE INCOME FUND

PENNANTPARK ENHANCED INCOME FUND

PENNANTPARK INVESTMENT ADVISERS, LLC

PENNANTPARK PRIVATE INCOME FUND ADVISERS LLC

Section I Statement of General Fiduciary Principles

This Joint Code of Ethics (the “Code”) has been adopted by each of PennantPark Floating Rate Capital, Ltd. (“PFLT”), PennantPark Investment Corporation (“PNNT”), PennantPark Private Income Fund (“PPIF”) and PennantPark Enhanced Income Fund (“PEIF”) (PFLT, PNNT, PPIF and PEIF each individually, a “Company” and together, “Companies”), and PennantPark Investment Advisers, LLC, the investment adviser to PFLT, PNNT, and PEIF ( “PPIA”) and PennantPark Private Income Fund Advisers LLC, investment adviser to PPIF (collectively with PPIA, the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) and Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Companies may abuse their fiduciary duty to the Companies, and otherwise to deal with the types of conflict-of-interest situations to which Rule 17j-1 under the Act (“Rule 17j-1”) is addressed. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Adviser’s business, are reasonably designed to prevent misuse of material non-public information in violation of the federal securities laws by persons associated with the Adviser.

The Code is based on the principle that the directors and officers of the Companies, and the managers, partners, officers and employees of the Adviser, who provide services to the Companies, owe a fiduciary duty to the Companies to conduct their personal securities transactions in a manner that does not interfere with the Companies’ transactions or otherwise take unfair advantage of their relationship with the Companies. All directors, managers, partners, officers and employees of the Companies, and the Adviser (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Company. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Company and its shareholders. In sum, all Covered Personnel shall place the interests of the Company before their own personal interests.

All Covered Personnel must read and retain this Code.

Section II Definitions

(A) “Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the Companies or the Adviser.

(B) An “Advisory Person” of the Company or the Adviser means: (i) any employee of the Company or the Adviser, or any company in a Control (as defined below) relationship the Company or the Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or the Adviser, who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(C) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D) “Chief Compliance Officer” means the Chief Compliance Officer of the Company (who also may serve as the compliance officer of the Adviser and/or one or more affiliates of the Adviser).

(E) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. However, a “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G) “Independent Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

(H) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(I) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(J) “Restricted List” means the “Pipeline” report of potential investments combined with the current holdings of the clients. PennantPark Access Persons are restricted from trading any security on the Restricted List.

(K) “Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company or the Adviser for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (K)(i) of this Code.

(L) “17j-1 Organization” means the Company or the Adviser, as the context requires.

Section III Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Company. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Company, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Company. In this regard, Covered Personnel should recognize that Rule 17j1 makes it unlawful for any affiliated person of the Company, or any affiliated person of an investment adviser for the Company, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Company to:

(i)	employ any device, scheme or artifice to defraud the Company;

(ii)

make any untrue statement of a material fact to the Company or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(iv)	engage in any manipulative practice with respect to the Company.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII of this Code; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV Pre-Clearance of Personal Account Transactions; Window Period to Trade PennantPark shares

Except as noted below, all Access Persons must obtain the prior written approval of the Managing Member (or such person as the Managing Member may designate) (“Approving Officer”) before engaging in any transaction in his or her Personal Account. The Approving Officer may approve the transaction if he concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by email, with a copy to the Compliance Officer, in advance of the contemplated transaction. No particular form is required, but the email must include sufficient detail for the Approving Officer to decide if a trade is permissible and a statement that the Access Person has reviewed the Pipeline Report for any conflicts.

Any approval given under this paragraph will be provided by email and will remain in effect for 72 hours.

Exceptions to the Pre-Clearance Requirement Policy,

Access Persons will be allowed to trade securities of the Companies during a “window period” that may be announced following the release of Companies’ earnings release. If the window is opened for trading, it will begin no earlier than the second business day after a Company publicly releases quarterly or annual financial results and extends no later than (i) 30 calendar days after the release of results (29 calendar days in all) or (ii) in the case of either Company’s and the Adviser’s decision to buy or sell the applicable Company’s equity securities, the end of the quarterly period during which such financial results of such Company have been publicly released. Note that the ability of an officer, director or other Access Person to engage in transactions in the securities of a Company during a window period is not automatic or absolute because no trades may be made even during a window period by an individual who possesses material, nonpublic information about the Company, including any decision by the Company to buy or sell its own shares. Further, the window period may not open in a particular quarter, and it may be closed, as the case may be, prior to the expiration of 30 days or the applicable quarter end, in each case as events require.

Additionally, Independent Directors are not required to seek preapproval for any transactions other than those which would trigger reporting requirements as set forth in Section VI (C) of this Code.

Section V Prohibited Transactions

(A)

An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security on the Restricted List, and may not sell or otherwise dispose of any Covered Security on the Restricted List in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Company has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling the Covered Security for the Company or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Company.

(B)

Every Advisory Person of the Company or the Adviser must obtain approval from the Company or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Chief Compliance Officer, unless he is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization.

(C)

No Access Person shall recommend any transaction in any Covered Securities by the Company without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party which the Access Person has a significant interest).

Section VI Reports by Access Persons

(A)	Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” is attached hereto as Schedule A. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B)	Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached hereto as Schedule B.

A Quarterly Securities Transaction Report shall be in the form of Schedule B or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C)	Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Company is not required to file a Personal Securities Holding Report upon becoming a director of the Company or an annual Personal Securities Holding Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Company or the Company or the Adviser considered purchasing or selling such Covered Security.

(D)	Access Persons of the Adviser.

An Access Person of the Adviser need not make a Quarterly Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act.

(E)	Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1) within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F)	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G)	Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Company, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H)	Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

( ) Disclaimers.

Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered, Security to which the report relates.

Section VII Additional Prohibitions

(A)	Confidentiality of the Company’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission (the “SEC”) in the normal course, all information concerning the securities “being considered for purchase or sale” by the Company shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Company.

(B)	Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Company. Similarly, no such outside business activities may be inconsistent with the interests of the Company. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C)	Gratuities.

Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person,

firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Company.

Section VIII Prohibition Against Insider Trading

This Section is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Adviser and requires that the Adviser establish and enforce procedures designed to prevent the misuse of material, non-public information by its associated persons. It applies to all Advisory Persons. Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may expose an Advisory Person to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall, and an order permanently barring an Advisory Person from the securities industry. Finally, an Advisory Person may be sued by investors seeking to recover damages for insider trading violations.

(A) No Advisory Person may trade a security, either personally or on behalf of any other person or account (including any fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Advisory Person communicate material, non-public information to others in violation of the law.

(B) Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, an Advisory Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material.

(C) Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

(D) An Advisory Person, before executing any trade for himself or herself, or others, including the Company or other accounts managed by the Adviser or by a stockholder of the Adviser, or any affiliate of the stockholder (collectively, “Client Accounts”), must determine whether he or she has material, non-public information. Any Advisory Person who believes he or she is in possession of material, non-public information must take the following steps:

(1) Report the information and proposed trade immediately to the Chief Compliance Officer.

(2) Do not purchase or sell the securities on behalf of anyone, including Client Accounts.

(3) Do not communicate the information to any person, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, the Chief Compliance Officer will determine whether the information is material and non-public and, if so, what action the Advisory Person should take. An Advisory Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Advisory Person and the Adviser.

(E) To prevent and detect insider trading from occurring, the Chief Compliance Officer shall prepare and maintain a “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that Access Persons are prohibited or restricted from trading. The Chief Compliance Officer manages, maintains and updates the Restricted List to actually restrict trading (no buying, no selling, no shorting, no trading, etc.) in the securities of specific issuers for personal accounts and on behalf Adviser’s clients. Before executing any trade for himself or herself, Advisory Persons are required to determine whether the transaction involves a security on the Restricted List. Advisory Persons are prohibited from trading any security which appears on the Restricted List, except that, with prior approval, an Advisory Person may sell securities which were not on the Restricted List when acquired (or which were acquired at a time when the Advisory Person was not subject to such restrictions). The Restricted List must be maintained strictly confidential and not disclosed to anyone outside of the Adviser and the Company.

(F) Contacts with public companies will sometimes be a part of an Adviser’s research efforts. Persons providing investment advisory services to the Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Advisory Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect yourself, clients and the Adviser, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information.

Section IX Annual Certification

(A)	Access Persons.

Access Persons who are directors, managers, officers or employees of the Company or the Adviser shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B)	Board Review.

No less frequently than annually, the Company and the Adviser must furnish to the Company’s board of directors/trustees, and the board must consider, a written report that: (1) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the Company or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section X Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person.

Section XI Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B)	The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Company;

(5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Company;

(7) Submission of a report to the board of directors of the Company, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VI (B); and

(C)	The Chief Financial Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Company or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VII (B) of this Code for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Advisory Person of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D)	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Joint Code of Ethics, originally adopted October 17, 2025, is annually reviewed and approved by the Board of Directors of the Company, including a majority of the Independent Directors/Trustees.